EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on May 1, 2016 by and between Immune Therapeutics, Inc., a Florida corporation (“IMUN”), and Robert Wilson (“Employee”), currently residing at 1727 Lake Berry Drive, Winter Park, Florida 32789.

WITNESSETH:

WHEREAS, IMUN and Employee desire to enter into this Agreement for the employment of Employee by IMUN, effective May 1, 2016 (the “Effective Date”).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, IMUN and Employee agree as follows:

1. Employment. As of the Effective Date, IMUN hereby employs Employee on an at-will basis as Senior Content and Web Developer , with the duties and responsibilities set forth in Section 3 hereof.

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue for one (1) year from the Effective Date (the “Initial Term”) unless terminated sooner as provided in Section 6 below. Unless notice of the intention to terminate this Agreement at the end of the Initial Term is given in writing by IMUN to Employee at least sixty (60) days prior to the end of the Initial Term, or any extended one-year period, then this Agreement shall automatically renew and extend for up to three (3) consecutive one-year periods upon the terms and conditions set forth in this Agreement.

3. Duties and Responsibilities.

a) Employee shall serve full time as Senior Content and Web Developer to IMUN, and shall have the duties and privileges customarily associated with an employee occupying such role, including website development and maintenance, content development (both online and print), marketing strategies and research, and such other related duties that are requested of Employee. Employee shall perform all reasonable acts customarily associated with such role, or necessary and/or desirable to protect and advance the best interests of IMUN. IMUN shall provide Employee with such reasonable amenities as are necessary for the performance of Employee’s duties hereunder.

b) Subject to the prior written approval of IMUN, which approval IMUN agrees shall not unreasonably be withheld, Employee may serve as a member of the board of directors of one other company or charitable organization that is not a competitor of IMUN, provided that Employee’s time commitments to any such charitable organization or other entity do not materially impact on Employee’s abilities to perform Employee’s duties hereunder.

4. Compensation.

a) IMUN shall pay Employee a base salary of $120,000 on an annualized basis (the “Base Salary”), payable in accordance with IMUN’s payroll procedures, subject to customary withholding of applicable taxes (see Section 11); provided, however, beginning in fiscal year 2017, the Base Salary shall be increased annually by at least that amount that reflects the rate of change in the Consumer Price Index for Urban Consumers (CPl-U, U.S. City Average, All Items) issued by the United States Department of Labor, Bureau of Labor Statistics, for the preceding twelve months. Without in any way limiting the previous sentence, the Base Salary shall be reviewed annually by IMUN’S board of directors (the “Board”) or a committee delegated by the Board to review such matters (the “Compensation Committee”), and in light of such review may be increased, in their sole discretion, taking into account any change in Employee’s responsibilities, performance and any other factors the Board or Compensation Committee deems relevant.

b) In addition to the Base Salary, each year, Employee shall be eligible to receive an annual cash bonus in accordance with criteria to be determined by the Board or Compensation Committee, in their sole discretion, which bonus, if any, shall be paid as determined by the Board or Compensation Committee, provided Employee is actively employed by IMUN at December 31 of the applicable bonus year.

5. Benefits. Employee shall be eligible to receive the following benefits:

a) Medical. Employee shall be eligible to participate in any medical insurance sponsored by IMUN as in effect from time to time.

b) Expenses. No later than thirty (30) days after the end of each calendar month, Employee shall provide IMUN with (i) an invoice for reimbursable expenses incurred during such month, and (ii) reasonably detailed back-up documentation relating to the amounts so invoiced (each such invoice and accompanying back-up documentation, collectively, an “Invoice”). Payment of each such Invoice shall be made to Employee no later than the end of the month in which IMUN receives an Invoice, subject to any delays attributable to good faith disputes between the parties regarding any particular Invoice. IMUN shall have no obligation to reimburse Employee for any expenses incurred unless such expenses have been approved in advance and in writing by IMUN.

c) Other Benefits. During the term of this Agreement, Employee shall be eligible to participate in fringe benefits and equity incentive plans, if any, as may be in effect from time to time that are generally available to IMUN’s salaried employees located in the United States and such other fringe benefits and equity incentive plans as the Board or Compensation Committee may approve with respect to Employee, subject in all instances to any eligibility requirements thereof.

6. Termination of Employment. Employee’s employment hereunder may be terminated under the following circumstances:

a) Death. Employee’s employment hereunder shall automatically terminate upon Employee’s death.

b) Total Disability. IMUN may terminate Employee’s employment hereunder upon Employee becoming “Totally Disabled.” For purposes of this Agreement, Employee shall be deemed “Totally Disabled” if Employee is physically or mentally incapacitated as to render Employee incapable of performing his usual and customary duties hereunder. Employee’s receipt of Social Security disability benefits shall be deemed conclusive evidence of total disability for purposes of this Agreement. In the absence of Employee’s receipt of Social Security disability benefits, the Board may, in its reasonable discretion (based upon medical evidence), determine that Employee is Totally Disabled. The inability of Employee to return to work and fulfill his duties and responsibilities, after reasonable accommodation, within six (6) months following an illness shall constitute cause for termination of Employee’s employment hereunder. IMUN shall provide written notice to Employee of any action to terminate his employment hereunder.

c) Termination by IMUN for Cause.

(i) IMUN may terminate Employee’s employment for Cause at any time. For purposes of this Agreement, the term “Cause”, with respect to Employee, shall mean any of the following: (A) commission by Employee of a felony or of any criminal act (not including traffic misdemeanors) involving moral turpitude which results in a conviction; (B) deliberate and continual refusal to perform satisfactorily in all material respects employment duties not inconsistent with this Agreement and reasonably requested by IMUN which refusal is not cured within thirty (30) calendar days of Employee’s receipt of written notice of such failure;

(C) fraud or embezzlement; (D) willful misconduct or negligence having a material adverse effect on IMUN’s business; or (E) a material breach of this Agreement, not cured within thirty (30) days of receipt by Employee of written notice of such breach.

(ii) Employee shall be considered to have been terminated for Cause if IMUN determines Employee engaged in an act constituting Cause, regardless of whether Employee voluntarily terminates his employment or is terminated involuntarily.

d) Termination by Employee for Good Reason. Employee may terminate his employment hereunder at any time for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (A) the material breach by IMUN of any of its obligations under this Agreement; (B) a material reduction i n Employee’s Base Salary; or (C) a material diminution in Employee’s authority, duties or responsibilities contemplated by Section 3 hereof. Employee must provide IMUN with written notice of the existence of a condition listed in this Section 6(d) within thirty (30) days of Employee’s knowledge of such condition. IMUN shall have thirty (30) days following the receipt of such notice to remedy the condition. If such condition is remedied to Employee’s reasonable satisfaction within such thirty (30) day period, such condition shall not constitute a Good Reason.

e) Voluntary Termination. IMUN may terminate Employee’s employment under this Agreement other than for Cause or under circumstances not involving the death or Total Disability of Employee, on the one hand, and Employee may terminate Employee’s employment under this Agreement other than for Good Reason, on the other hand, in each case at any time for any reason or no reason.

f) Notice of Termination. Any termination by IMUN or Employee under this Section 6 shall be (i) in writing, (ii) shall indicate the specific termination provision relied upon to terminate Employee’s employment, and (iii) shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, to the degree applicable.

7. Compensation Following Separation from Service.

a) Under all circumstances, upon a separation from service, Employee or his estate, as the case may be, shall be entitled to: (i) any accrued but unpaid Base Salary and benefits up to and including the effective date of the separation from service, or, in the case of Employee’s death, accrued to the last day of the month in which the death occurs; and (ii) any payment owed or due Employee, but not yet paid, pursuant to an annual cash bonus described in Section 4(b) hereof.

b) In the event of Employee’s separation from service for Good Reason pursuant to Section 6(d) or by IMUN other than for Cause pursuant to Section 6(c), then in any such event, Employee shall be entitled to a lump sum amount equal to Employee’s Base Salary in effect at the time of such separation from service minus the amount of Employee’s Base Salary already paid during the term the separation of service occurred.

8. Non-Disclosure.

a) From and after the Effective Date, Employee shall not, except as may otherwise be required by law or as may be necessary in the performance of this Agreement, directly or indirectly, disclose or make available, or use or cause to be used in any manner, any Confidential Information (as defined below). Employee agrees that, upon termination of this Agreement or at any other time upon request by IMUN, all Confidential Information in Employee’s possession that is in written or other tangible form, including electronic format (together with all copies or duplicates thereof), shall forthwith be returned to IMUN; provided, however, that Employee shall not be obligated to treat as confidential, or return to IMUN copies of, any Confidential Information that (i) was publicly known at the time of the disclosure to Employee, (ii) became publicly known or available thereafter other than by means in violation of this Agreement or any other binding confidentiality restriction with or for the benefit of IMUN, or (iii) is disclosed to Employee by a third party, provided such third party is not bound by a confidentiality agreement with or for the benefit of IMUN.

b) “Confidential Information” shall mean all information and materials relating to IMUN, whether in written, oral, visual, electronic or other form and which are designated as confidential or which, under the circumstances taken as a whole , reasonably would be understood to be confidential, including, but not limited to, the following: (i) discoveries, inventions, unpublished works, research or manufacturing methods, formulae and data; (ii) the specifications, composition, requirements, designs, programming and performance characteristics for instruments, software or other products and services; (iii) business, technical and economic information, product pricing and sales information, marketing plans and forecasts, the existence or terms of this Agreement or agreements between the parties and other parties, commercialization and research and marketing methods or strategies; (iv) yet to be filed or pending patent or trademark applications; and (v) other trade secrets and know-how. Confidential Information shall also include all notes, reports, analyses, forecasts, compilations, studies, interpretations or other documents and materials prepared by Employee to the extent the same contain or reflect IMUN’s Confidential Information.

9. Non-Solicitation. Beginning on the Effective Date and continuing for a period of twelve (12) months following the termination of this Agreement and Employee’s employment hereunder for any reason or no reason, Employee agrees that he shall not, directly or indirectly, hire or solicit for hire (a) any current employee or independent contractor of IMUN, or (b) any person or entity that was an employee or independent contractor of IMUN during the six (6) months prior to the termination of this Agreement and Employee’s employment hereunder, in each case whether as an employee or independent contractor, or otherwise disrupt such person’s or entity’s relationship with IMUN. In addition, during such period, Employee shall not induce or seek to induce any customer or business partner of IMUN to cease dealing with IMUN or to restrict or vary the terms upon which it deals with IMUN.

10. Non-Competition. Beginning on the Effective Date and continuing for a period of twelve (12) months following the termination of this Agreement and Employee’s employment hereunder for any reason or no reason, Employee agrees that he shall not engage in, operate in whatsoever manner, either directly or indirectly as a principal or agent, owner, employee, partner, shareholder or independent contractor, or acquire any interest, either proprietary or economic or financial, in companies which engage in, IMUN’S business.

11. Withholding of Taxes/Section 409A. All payments or benefits under this Agreement are subject to any applicable employment or income tax withholdings or deductions. In addition, this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements under Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance issued thereunder. Notwithstanding anything to the contrary herein, IMUN does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation such tax treatment under the Internal Revenue Code of 1986, as amended, or any federal, state, local or foreign tax laws and regulations.

12. Entire Agreement and Amendments. This Agreement shall constitute the entire agreement between the parties and supersedes all existing agreements between them, whether oral or written, with respect to the subject matter hereof. Any waiver, alteration, or modification of any of the provisions of this Agreement, or cancellation or replacement of this Agreement, shall be accomplished in writing and signed by the respective parties.

13. Notices. Except as otherwise expressly specified in this Agreement, all notices, requests and other communications required or permitted hereunder shall be in writing and shall be sent by an internationally recognized overnight courier service or by e-mail.

To IMUN:

Immune Therapeutics, Inc.

37 North Orange Ave., Suite 607
Orlando, Florida 32801

Attn: Kirsten Bartholomew, General Counsel

Email: Kirsten.Bartholomew@immunetherapeutics.com

To Employee:

At Employee’s address set forth above
Email: robert.wilson@pixelheads.net

Any party may designate a different notice address, contact person, or e-mail address with respect to such party by providing a notice describing such changes to the other party hereto in accordance with the provisions of this Section 13. Any notice sent by internationally recognized overnight mail courier service shall be deemed to be delivered to the address shown on the mailing receipt on the expected date of delivery upon proper evidence of mailing for purposes of this Section 13. Any notice sent by e-mail shall be deemed delivered as of the open of business on the business day following the date on which such notice was sent provided that within 48 hours such notice is also sent by an internationally-recognized overnight mail courier service to the appropriate address specified above. As used in this Section 14, “business day” means any day other than a day on which banking institutions in the State of New York are legally closed for business.

14. Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the laws of State of Florida, without giving effect to principles of conflicts of law. The parties hereto consent to the exclusive jurisdiction of the state and federal courts located in the State of Florida with respect to all claims and disputes between or among the parties hereto with respect to the subject matter hereof.

15. Arbitration. Any dispute or claim between the parties hereto arising out of, or, in connection with this Agreement, shall, upon written request of either party, become a matter for arbitration; provided, however, Employee acknowledges that in the event of any violation of Section 8, Section 9 or Section 1 0 hereof, IMUN shall be entitled to obtain from any court in the State of Florida, temporary, preliminary or permanent injunctive relief as well as damages, which rights shall be in addition to any other rights or remedies to which it may be entitled. The arbitration shall be before a neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (as modified) of the American Arbitration Association and shall take place in Orlando, Florida. Each party shall bear its own fees, costs and disbursements in such proceeding unless the arbitrator awards fees pursuant to a statute authorizing the award of such fees. The decision or award of the arbitrator shall be final and binding upon the parties hereto. The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought.

16. Severability. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and when taken together shall constitute one agreement.

18. Assignment. The rights and benefits of Employee under this Agreement, other than accrued and unpaid amounts due under Section 4 hereof, are personal to Employee and are not assignable. IMUN may assign this Agreement to an affiliate of IMUN, provided that such affiliate assumes IMUN’s obligations under this Agreement; provided, further, that if IMUN merges or effects a consolidation or share exchange with or into, or sells or otherwise transfers substantially all its assets to, another business entity, IMUN may assign its rights hereunder to that business entity without the consent of Employee provided that it causes such business entity to assume IMUN’s obligations under this Agreement.

19. Waiver. No waiver of any party hereto of a breach of any provision of this Agreement by any other party shall operate or be construed as a waiver of any subsequent breach by such other party. The failure of any party hereto to take any action by reason of such breach shall not deprive such party of the right to take action at any time while such breach continues.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the undersigned duly authorized persons as of the Effective Date.

IMUN:	EMPLOYEE:

IMMUNE THERAPEUTICS, INC.

By: Chris Pearce, Chief Operating Officer	Robert Wilson